UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 13, 2008

Cardinal Health, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

1-11373	31-0958666
(Commission File Number)	(IRS Employer Identification Number)

7000 Cardinal Place, Dublin, Ohio 43017

(Address of Principal Executive Offices, Including Zip Code)

(614) 757-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On November 13, 2008, Cardinal Health Funding, LLC (“Funding”), a wholly-owned receivables financing subsidiary of Cardinal Health, Inc. (the “Company”), Griffin Capital, LLC (“Griffin Capital”), Ranger Funding Company LLC (“Ranger”), Bank of America, N.A., Windmill Funding Corporation (“Windmill”), The Royal Bank of Scotland plc (as successor to ABN AMRO Bank N.V.), Victory Receivables Corporation (“Victory”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, entered into a First Amendment to the Third Amended and Restated Receivables Purchase Agreement (as amended, the “Receivables Purchase Agreement”), dated as of November 19, 2007, between Funding, Griffin Capital, Variable Funding Capital Company, LLC, Victory, Windmill, Wachovia Bank, National Association, The Bank of Tokyo-Mitsubishi UFJ, Ltd., acting through its New York Branch, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as managing agent, ABN AMRO Bank N.V., individually and as managing agent, and Wachovia Capital Markets, LLC, as agent. Among other things, the amendment extends the $850 million revolving receivables purchase facility thereunder (the “Facility”) for an additional 364 days. In addition, certain of the parties to the Receivables Purchase Agreement have changed.

In connection with the Facility, subsidiaries of the Company, Cardinal Health 411, Inc. and Cardinal Health 110, Inc. (together, the “Originators”), have sold their existing and future trade receivables to the Company’s wholly-owned subsidiary, Griffin Capital, which, in turn, has sold and contributed those receivables to Funding, in each case, in transactions intended to constitute true sales or capital contributions. Funding then transfers undivided percentage interests in such receivables to Ranger, Victory and Windmill or their liquidity banks in exchange, subject to meeting certain specified conditions, for cash in an amount not to exceed $850 million, based upon the outstanding balance of all receivables defined as “eligible” thereunder, less certain dynamic reserves and over-concentrations. Pursuant to a Second Amended and Restated Performance Guaranty, dated as of June 20, 2007 (the “Performance Guaranty”), the Company has guaranteed to Funding and its assigns performance of the Originators’ and Griffin Capital’s obligations, as a seller or servicer, under the documents associated with the Facility.

The Receivables Purchase Agreement contains customary amortization events, including failure to make timely payments or deposits under the Facility, misrepresentations, cross-defaults to other “material” debt and credit agreements, breach of covenants, failure of the receivables to meet certain performance ratios, certain changes of control of the Company or any of its affiliates that are parties to the Facility documents, termination of receivables sales by either the Originators or Griffin Capital, certain bankruptcy events, unenforceability or breach of the Performance Guaranty, and entry of certain unsatisfied and unstayed judgments against the Company or any of its affiliates that are parties to the Facility documentation. In the event that the senior unsecured long-term debt ratings of the Company are rated below investment grade by any two of Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch Ratings, the Receivables Purchase Agreement requires Griffin Capital to provide more frequent reports relating to the receivables. Griffin Capital currently cannot provide such reports at the required frequency, and failure to satisfy this requirement would constitute an amortization event and terminate access to the Facility.

From time to time, the financial institutions that are parties to the Receivables Purchase Agreement or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses. In particular, Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and The Royal Bank of Scotland plc or their affiliates currently act as members of the lending syndicate under the Company’s $1.5 billion revolving credit facility. Banc of America Securities LLC also participates as a dealer under the Company’s $1.5 billion commercial paper program.

The First Amendment to the Third Amended and Restated Receivables Purchase Agreement is filed as Exhibit 10.1 to this report and the foregoing description is qualified by reference to the full text of the agreement set forth in this exhibit. The Third Amended and Restated Receivable Purchase Agreement is filed as Exhibit 10.1 to the Form 8-K filed on November 19, 2007 and the foregoing description is also qualified by reference to the full text of agreement set forth in that exhibit.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	First Amendment, dated as of November 13, 2008, to the Third Amended and Restated Receivables Purchase Agreement, dated as of November 19, 2007, among Cardinal Health Funding, LLC, Griffin Capital, LLC, each entity signatory thereto as a Conduit, each entity signatory thereto as a Financial Institution, each entity signatory thereto as a Managing Agent and Wachovia Capital Markets, LLC, as the Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: November 18, 2008	By:	/s/ Jeffrey W. Henderson
	Name:	Jeffrey W. Henderson
	Title:	Chief Financial Officer

EXHIBIT INDEX

10.1	First Amendment, dated as of November 13, 2008, to the Third Amended and Restated Receivables Purchase Agreement, dated as of November 19, 2007, among Cardinal Health Funding, LLC, Griffin Capital, LLC, each entity signatory thereto as a Conduit, each entity signatory thereto as a Financial Institution, each entity signatory thereto as a Managing Agent and Wachovia Capital Markets, LLC, as the Agent.